UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 8, 2022

vTv Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

3980 Premier Drive, Suite 310 High Point, NC (Address of principal executive offices)	27265 (Zip Code)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	VTVT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2022, vTv Therapeutics Inc. (the “Company”) announced that the board of directors of the Company (the “Board”) has appointed Steven Tuch as Chief Financial Officer of the Company, effective as of December 8, 2022.

Mr. Tuch, age 54, brings more than 20 years of financial and business development experience with multiple life science companies during various stages of financial planning and development. From 2021 to 2022, Mr. Tuch served as Head of Corporate Development at Rallybio Corporation. Before joining Rallybio, he held several leading roles at BMO Capital Markets including Managing Director, Head of U.S. Equity Capital Markets Origination from 2019 to 2020 and Managing Director, Head of Healthcare Equity Capital Markets from 2012 to 2019. Prior to BMO, Mr. Tuch held several other roles including Managing Director, Co-Head of Private Capital Group of Cantor Fitzgerald & Co, Managing Director, Head of Healthcare Equity Capital Markets of Deutsche Bank Securities and Head of Private Placement Group of Thomas Weisel Partners.

There are no arrangements or understandings between Mr. Tuch and any other persons pursuant to which he was selected as Chief Financial Officer of the Company. Mr. Tuch has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Tuch had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

On December 8, 2022, Mr. Tuch entered into an employment agreement with the Company (the “Tuch Employment Agreement”). The Tuch Employment Agreement provides for an at will term with a base salary of not less than $450,000, and a target annual cash bonus of 40% of his base salary, based on achievement of performance targets. The Tuch Employment Agreement also provides for the grant of stock options (the “Options Shares”) to purchase 500,000 shares of the Class A common stock of the Company at an exercise price per share equal to the fair market value of one share of Class A common stock on the grant date, pursuant to an option award agreement (the “Option Award Agreement”). Thirty-three and one third percent (33.33%) of the Option Shares will vest on the first anniversary of the grant date and the remaining 66.67% of the Option Shares will vest quarterly over two years thereafter, subject to continued employment. The Tuch Employment Agreement also provides for the opportunity to earn an additional grant of stock options (the “Performance Equity”), equal to 0.6% of the shares of the Class A common stock of the Company that is outstanding upon the Company’s successful completion of a financing or series of financings for a cumulative total of at least $50 million over a 12-month period. 25% of the Performance Equity will vest on the first anniversary of the grant date and the remaining 75% of the Performance Equity will vest quarterly over three years thereafter. If a change in control occurs during the term of Mr. Tuch’s employment, any unvested Option Shares or Performance Equity shall vest in full.

Mr. Tuch will be eligible for other standard employee benefits. If his employment is terminated by us without “cause” or he resigns for “good reason,” in each case as defined in the Tuch Employment Agreement, then subject to the execution of a release of claims, Mr. Tuch shall receive as severance pay (i) nine months base salary payable in installments; (ii) continuation COBRA coverage for nine months with the costs of the premiums shared in the same proportion as on the date of termination (unless this would result in penalty taxes imposed on us); and (iii) payment of a portion of the actual cash bonus earned for the year of termination, prorated for days of service during the year of termination.

The Tuch Employment Agreement contains other customary terms and conditions, including a nine-month post-employment non-compete, a one-year post-employment non-solicit and other nondisclosure of confidential information, intellectual property and non-disparagement provisions.

The foregoing summaries of the material terms of the Tuch Employment Agreement are subject to the full and complete terms of the agreement, a copy of which is filed as Exhibit 10.1 hereto and are incorporated herein by reference. A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Tuch Employment Agreement
99.1	Press Release
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Paul J. Sekhri
Name:	Paul J. Sekhri
Title:	Chief Executive Officer

Dated: December 13, 2022